CONSENT OF EXPERT

The undersigned hereby consent to references to, excerpts from, summaries of, the information derived from, and the incorporation by reference of their technical report titled "Preliminary Economic Assessment NI 43-101 Technical Report, Granite Creek Mine Project, Humboldt County, Nevada, USA" with an effective date of May 4, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration  Statement on Form F-10 and any amendments or supplements thereto filed by i-80 Gold Corp. with the United States Securities and Exchange Commission.

/s/ Terre A. Lane
Terre A. Lane

June 21, 2024